Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Contact:

Craig Johnson	Patricia Garrison	Rhonda Chiger
TorreyPines Therapeutics, Inc.	Rx Communications	Rx Communications
858-623-5665, x158	917-322-2567	917-322-2569
cjohnson@torreypinestherapeutics.com	pgarrison@RxIR.com	rchiger@RxIR.com

TorreyPines Therapeutics To Present At The Jefferies & Company Life Sciences Conference

SAN DIEGO, June 20, 2006 - TorreyPines Therapeutics, Inc. today announced that Dr. Neil Kurtz, President and Chief Executive Officer of TorreyPines, will present at the Jefferies & Company Life Sciences Conference in New York on Tuesday, June 27th at 9:00 a.m., eastern.

Earlier this month, TorreyPines announced that it had entered into a definitive merger agreement with Axonyx Inc. (NASDAQ: AXYX). The resulting company will be named TorreyPines Therapeutics, Inc. and be headquartered in San Diego. Dr. Kurtz will provide a brief overview of this transaction during his remarks.

An audio webcast of Dr. Kurtz’s presentation will be available live. You can access the webcast at: www.torreypinestherapeutics.com. An archived version of the remarks will also be available through the Company’s web site for a limited time following the conference.

TorreyPines Therapeutics, Inc. is a biopharmaceutical company that discovers and develops small molecule drugs to treat diseases and disorders of the central nervous system. Led by an accomplished management team, TorreyPines is leveraging novel drug targets and technologies to deliver new therapies for migraine; chronic pain, including neuropathic pain; and Alzheimer’s disease. Its therapies are intended to offer meaningful advantages over current therapies. Further information is available at www.torreypinestherapeutics.com.

Additional Information about the Merger and Where to Find It
In connection with the proposed merger, Axonyx and TorreyPines Therapeutics intend to file relevant materials with the Securities and Exchange Commission (SEC), including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement. Investors and security holders of Axonyx and TorreyPines Therapeutics are urged to read these materials when they become available because they will contain important information about Axonyx, TorreyPines Therapeutics and the merger. The proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Axonyx with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Axonyx by directing a written request to: Axonyx, 500 Seventh Avenue, 10th Floor, New York, NY 10018, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation
Axonyx and its directors and executive officers and TorreyPines Therapeutics and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Axonyx in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the merger transaction will be included in the proxy statement/prospectus referred to above. Additional information regarding the directors and executive officers of Axonyx is also included in Axonyx's Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 16, 2006. This document is available free of charge at the SEC’s web site (www.sec.gov) and from Investor Relations at Axonyx at the address described above.

This press release contains and the presentation made at the conference may contain forward-looking statements or predictions, including statements regarding the potential closing of the proposed merger between Axonyx and TorreyPines Therapeutics and the combined company resulting from the merger.

Actual results may differ materially from the above forward-looking statements due to a number of important factors, including the possibility that the proposed merger may not ultimately close for any of a number of reasons, including, but not limited to, Axonyx not obtaining shareholder approval of the issuance of shares and warrants in the merger, the change in control resulting from the merger or the reverse split of Axonyx common stock; TorreyPines Therapeutics not obtaining shareholder approval of the merger, the possibility that NASDAQ will not approve the listing of the combined company’s shares for trading on the NASDAQ Stock Market or that the combined company will not be able to meet the continued listing requirements after the closing of the merger; that Axonyx and TorreyPines Therapeutics will forego business opportunities while the merger is pending; that prior to the closing of the proposed transaction, the businesses of the companies, including the retention of key employees, may suffer due to uncertainty; and even in the event the transaction is completed, that combining Axonyx and TorreyPines Therapeutics may not result in a stronger company, that the technologies and clinical programs of the two companies may not be compatible and that the parties may be unable to successfully execute their integration strategies or realize the expected benefits of the merger.

Statements regarding TorreyPines Therapeutics’ product candidates are subject to risks and uncertainties regarding development, regulatory approval and commercialization. Risks and uncertainties that could materially affect Axonyx are described in the documents Axonyx files from time to time with the SEC, including Axonyx’s annual report on Form 10-K. Statements with regard to product candidates of either Axonyx or TorreyPines Therapeutics are subject to risks and uncertainties relating to development, regulatory approval and commercialization, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of its drug candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of its drug candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of its drug candidates will support an NDA filing, will be approved by the FDA or its equivalent, or if approved, will prove competitive in the market; or whether the necessary financing to support its drug development programs will be available. Neither Axonyx nor TorreyPines Therapeutics undertakes any obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.